UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.1)

Filed by the registrant
Filed by a party other than the registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STATE STREET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

David A. Spina Chairman and Chief Executive Officer
March 10, 2003

DEAR STOCKHOLDER:

          We cordially invite you to attend the 2003 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 16, 2003, at 10:00 a.m.

          Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

          Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

          We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver's license or passport. If you own your shares through a bank or brokerage account, or through some other nominee, you must bring proof of ownership (for details, see Meeting Admission in the Notice of 2003 Annual Meeting of Stockholders). Public parking is no longer available at State Street's headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

 State Street Corporation
225 Franklin Street
Boston, MA 02110-2804

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m., Eastern Time
Date	Wednesday, April 16, 2003
Place	225 Franklin Street, Fifth Floor, Boston, Massachusetts

Purpose	1.	To elect five directors;
	2.	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a); and
3.	To act upon such other business as may properly come before the meeting and any adjournments thereof. We have been informed that stockholders intend to submit to the meeting an additional proposal outlined under Other Matters in the Proxy Statement to amend the By-Laws applicable to the Audit Committee and independent auditors, director self-dealing and interlocking directorships.

Record Date	The directors have fixed the close of business on February 28, 2003 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification such as a driver’s license or passport. If your State Street stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on our list of stockholders. If your stock is held in street name, you should also bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.
Voting by Proxy	Please submit a proxy as soon as possible so your shares can be voted at the meeting. You may submit your proxy by mail. If your stock is held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker, bank or nominee.

By Order of the Board of Directors,

Maureen Scannell Bateman
March 10, 2003	Secretary

State Street Corporation
225 Franklin Street
Boston, MA 02110-2804

STATE STREET CORPORATION
225 Franklin Street, Boston, Massachusetts 02110

PROXY STATEMENT
GENERAL INFORMATION

When was this proxy statement and the accompanying proxy scheduled to be sent to stockholders?

       This proxy statement and accompanying proxy are scheduled to be sent to stockholders beginning on March 10, 2003.

Who is soliciting my vote?

       The Board of Directors of State Street Corporation ("State Street") is soliciting your vote for the 2003 Annual Meeting of Stockholders.

What is the record date for the Annual Meeting?

       The record date is February 28, 2003.

How many votes can be cast by all stockholders?

        325,194,120 shares of Common Stock of State Street are outstanding and entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote on each matter.

How do I vote?

       You may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy please mark, date, sign and return the enclosed proxy in the enclosed envelope. If you vote by the enclosed proxy your shares will be voted at the meeting in accordance with your instructions or as provided in the proxy. If you do not give any instructions, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors given below.

       If your stock is held in the name of a broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

       To vote in person bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or a letter from the record holder indicating that you own the shares as of the record date and a proxy from the record holder issued in your name.

       Participants in State Street’s Salary Savings Program will receive a voting direction form separately. State Street Bank and Trust Company, as trustee, will vote in accordance with written instructions from the participant and, where no instructions are received, the shares will be voted as directed by State Street.

What are the Board’s recommendations on how to vote my shares?

    The Board of Directors recommends a vote:

  FOR election of the five directors (page 5)

  AGAINST a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (page 22)

Who pays the cost for soliciting proxies?

       State Street will pay the cost of our proxy solicitor. The solicitation of proxies will be made primarily by mail. State Street has retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee of $10,000, plus expenses. Proxies may also be solicited personally, by telephone, fax and e-mail by employees of State Street and its subsidiaries without any remuneration other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

Can I change my vote?

       You may revoke your signed proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

       The five nominees for election as directors who receive a plurality of the shares voted for election of directors shall be elected directors (Item 1).   The affirmative vote of 66 2/3% of all outstanding shares is necessary to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a) (Item 2).

How is the vote counted?

        Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are treated as having voted against the matter.

       If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules prohibit a broker from voting shares held in a brokerage account on some proposals (a "broker non-vote") if the broker does not receive voting instructions from you. Under these rules, a broker may not vote in its discretion on Item 2. Shares that are subject to a broker non-vote are counted for determining the quorum but as not entitled to vote on the particular matter, so without voting instructions a broker non-vote will occur on Item 2. This will have the effect of the shares being voted against approval of Item 2.

Could other matters be decided at the Annual Meeting?

     We do not know of any matters that may be presented for action at the meeting other than Items 1 and 2 and a stockholder proposal intended to be submitted as outlined in Other Matters on page 26. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

        Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

CORPORATE GOVERNANCE AT STATE STREET

        State Street is actively implementing the corporate governance initiatives under the Sarbanes-Oxley Act of 2002, the related SEC rules and the proposed listing standards of the New York Stock Exchange, thereby strengthening the company’s governance and director independence standards already in place. We are intent on maintaining the company’s reputation for quality, integrity and the highest ethical standards that has been established over many years.

        State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company (the “Bank”). Each of State Street and the Bank is incorporated under the laws of Massachusetts. In accordance with Massachusetts law and State Street’s By-Laws, the Board of Directors has responsibility for overseeing the conduct of our business. Members of the Board are kept informed about our business regularly through discussions with the Chief Executive Officer, the President and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board and committees of the Board. All of the members of the Examining and Audit Committee, Executive Compensation Committee and Nominating Committee are outside, non-management directors; further, it is anticipated that the members of these committees will meet all of the independence requirements upon finalization and implementation of the applicable governance rules.

        State Street is also building upon its long-standing Standard of Conduct for officers and employees in implementing a Code of Business Conduct and Ethics for our directors to promote honest and ethical conduct and the avoidance of conflicts of interest. In addition, we are reaffirming the Standard of Conduct and Code of Ethics for Senior Financial Officers applicable to officers (including the Chief Executive Officer and senior financial officers) and employees, consistent with the Sarbanes-Oxley Act, to promote honest and ethical conduct; full, fair, accurate, understandable and timely public disclosure, and avoidance of conflicts of interest.

        Each of the Executive and Executive Compensation Committee and the Nominating Committee (which is expected to assume Corporate Governance functions) is adopting a charter which establishes its roles and responsibilities and governs its procedures. The Examining and Audit Committee’s written charter previously adopted by the Board will be amended by the Board to conform to the NYSE listing standards as they are finalized and to the Sarbanes-Oxley Act, including the establishment of procedures regarding complaints and anonymous concerns from employees, and to be responsible for the appointment, compensation and oversight of the company’s external auditors.

        Upon adoption, each of the Executive, Executive Compensation, and Nominating and Corporate Governance Committee charters, as well as the Examining and Audit Committee Charter, and the Code of Business Conduct and Ethics for directors, the Code of Business Conduct and Ethics for officers and employees, and the Corporate Governance Guidelines will be made available on State Street’s website at www.statestreet.com and will be made available without charge in print by State Street to any stockholder who requests them.

        State Street has established internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and control of our assets, and has established disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to our stockholders, our employees and our community.

Meetings of the Board

        During 2002, the Board of Directors held 6 meetings and each of the directors attended 75% or more of the total of all meetings of the Board and of the committees of the Board on which each director served during the year. Each member of the Board, except Mr. Poe, is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held 13 meetings during 2002. Each member of State Street’s Executive Committee, Executive Compensation Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

         The Board of Directors has the following committees to assist it in carrying out its responsibilities:

         The EXECUTIVE COMMITTEE is authorized to exercise all the powers of the Board of Directors that may be legally delegated to it by the Board in the management and direction of the business and affairs of State Street, including the review and approval of policies for the extension of credit and management of risk, investment of assets and financial management, and monitoring activities under these policies. The Committee reports periodically to the Board. Its members are Truman S. Casner, Chair; I. MacAllister Booth; David P. Gruber; Charles R. LaMantia; Ronald E. Logue, and David A. Spina. During 2002, the Committee held 13 meetings.

        The EXAMINING AND AUDIT COMMITTEE oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street's financial statements and reports and compliance with laws, regulations and corporate policies; recommends the selection of the independent auditor and oversees the independent auditor’s qualifications, performance and independence, and monitors communications with the independent auditor and bank regulatory authorities. Its members are Charles R. LaMantia, Chair; Tenley E. Albright; I. MacAllister Booth, and David P. Gruber. During 2002, the Committee held 9 meetings.

        The EXECUTIVE COMPENSATION COMMITTEE sets and administers policies that relate to the compensation system for State Street's executive officers and other incentive programs of State Street and reviews and approves the Chief Executive Officer’s compensation in light of approved corporate goals and objectives. Its members are Robert E. Weissman, Chair; I. MacAllister Booth; Nader F. Darehshori; Linda A. Hill; Richard P. Sergel, and Gregory L. Summe. None of these individuals is or has been an officer or employee of State Street or the Bank. During 2002, the Committee held 5 meetings.

        The NOMINATING COMMITTEE recommends nominees for directors of State Street and the Bank. In carrying out its responsibility of finding the best qualified directors, the Committee will consider proposals from a number of sources, including recommendations for nominees submitted upon timely written notice to the Secretary of State Street by stockholders. Its members are Arthur L. Goldstein, Chair; Dennis J. Picard; Alfred Poe, and Diana Chapman Walsh. During 2002, the Committee held 3 meetings.

Compensation of Directors

        Directors who are also employees of State Street or the Bank do not receive any compensation for serving as directors or as members of committees. For the period April 2002 through March 2003, directors who are not employees of State Street or the Bank received an annual retainer of $50,000, payable at their option in shares of Common Stock of State Street or in cash, plus a fee of $1,500 for each meeting of the Board of Directors and each committee meeting attended, as well as travel accident insurance and reimbursement for travel expenses, and an award of 1,366 shares of deferred stock payable after the director leaves the Board or retires. For this period, all outside directors elected to receive their annual retainer in shares of Common Stock. The directors may elect to defer either 50% or 100% of all fees and compensation payable during any calendar year pursuant to State Street’s Deferred Compensation Plan for Directors. Four directors have elected to defer compensation under the plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires State Street's directors and certain of its officers to send reports of their ownership and of changes in ownership of the Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on State Street’s review of the reports it has received, State Street believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions in 2002.

Related Transactions

         During 2002 certain directors and executive officers of State Street, and corporations and other entities associated with such directors, were customers of the Bank and its affiliates and had ordinary business transactions with the Bank and its affiliates. The transactions include loans and commitments to corporations associated with certain directors made in the ordinary course of the Bank's business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection and which are made in compliance with applicable law, including Regulation O of the Board of Board of Governors of the Federal Reserve System, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934. No event of default has occurred under any such loan. From time to time the law firm of Ropes & Gray provides legal services to State Street. Mr. Casner, a director of State Street, is of counsel to that firm. It is anticipated that the firm will continue to provide legal services in the current year.

ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote
FOR
each of these nominees for director. (Item 1 on your proxy card)

        The State Street Board consists of 17 members. Of the 17 directors currently in office, 15 are outside directors and 2 are executive officers of State Street. In accordance with Massachusetts law and State Street’s By-Laws, the Board is divided into three classes of directors. Each class has a term of three years. Each director serves until his or her term expires and until his or her successor is duly elected and qualified. The Board determines the number of directors. I. MacAllister Booth and Dennis J. Picard, Class I directors, will be retiring from the Board at the expiration of their current term.

        Pursuant to the By-Laws, at a meeting on December 19, 2002 the Board of Directors fixed the number of directors at 15, effective at the time of the 2003 Annual Meeting. Five directors are to be elected at the meeting as Class I directors. Each of the nominees for election as a Class I director is currently a director. Ronald L. Skates was appointed a Class I director by the Board at its December 19, 2002 meeting.

        Unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the five nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of State Street, principal occupation and other biographical material is shown below.

DIRECTORS TO BE ELECTED AT THE 2003 ANNUAL MEETING

Class I Nominees with Terms Expiring in 2006

TRUMAN S. CASNER	Director since 1990

        Of counsel to the law firm of Ropes & Gray. Mr. Casner, age 69, received an A.B. degree from Princeton University in 1955 and an LL.B. from Harvard Law School in 1958. He served as law clerk to Chief Justice Wilkins of the Massachusetts Supreme Judicial Court and joined Ropes & Gray in 1959, becoming a partner in 1968 and of counsel in 2002. Mr. Casner is a trustee of the Museum of Science, Boston, and the New Bedford Whaling Museum and chairman of the corporation and past president of Belmont Hill School. He is a member of the American Law Institute.

ARTHUR L. GOLDSTEIN	Director since 1995

        Chairman and Chief Executive Officer of Ionics, Incorporated, an international company involved in the purification and treatment of water. Mr. Goldstein, age 67, is a director of Cabot Corporation. He is a member of the National Academy of Engineering and its Industry Advisory Board. He is a trustee of California Institute of Technology, Dana-Farber/Partners Cancer Care and Massachusetts General Physicians’ Organization, Inc. and chairman of its compensation committee, co-chair of the Committee on Industrial Relations and Ventures of Partners HealthCare, and a director of Partners HealthCare System, Inc. and the Massachusetts High Technology Council. Mr. Goldstein received a B.S. degree in chemical engineering from Rensselaer Polytechnic Institute, an M.S. in chemical engineering from the University of Delaware and an M.B.A. from Harvard Business School.

RICHARD P. SERGEL	Director since 1999

        President, Chief Executive Officer and Director of National Grid U.S.A., an electric and gas utility and the successor to New England Electric System (NEES), since 1999. Mr. Sergel, age 53, joined NEES in 1978. He is a director of National Grid Transco plc, New England Power Company, Edison Electric Institute, Jobs for Massachusetts and the Greater Boston Chamber of Commerce and a trustee of the Worcester Art Museum. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina University and an M.B.A. from the University of Miami. He served in the United States Air Force.

RONALD L. SKATES	Director since 2002

        Private investor. Mr. Skates, age 61, joined Data General Corporation, a computer and storage manufacturing company, in 1986 as senior vice president of finance and administration. He also served as chief financial officer in 1987, was elected a director and executive vice president and chief operating officer in 1988, and in 1989 he was made president and chief executive officer. He remained in those posts until EMC acquired the company in 1999 when he retired. Mr. Skates began his career at Price Waterhouse as a certified public accountant and was an audit partner for 10 years. He is a director of Cabot Microelectronics, Gilbane Corporation and Raytheon Company. Mr. Skates is a trustee of The Massachusetts General Hospital, Massachusetts General Physicians’ Organization, Inc., Peabody Essex Museum, the Cotting School and Trustees of Reservation. Mr. Skates holds bachelor and M.B.A. degrees from Harvard University.

DAVID A. SPINA	Director since 1989

        Chairman and Chief Executive Officer of State Street since January 1, 2001. Prior to that date Mr. Spina, age 59, was President and Chief Executive Officer. He joined State Street in 1969 and has held a variety of positions with State Street, including chief operating officer, chief financial officer and treasurer. He is chairman of the United Way of Massachusetts, vice chairman of the Massachusetts Taxpayers Foundation, Inc., a director of Jobs for Massachusetts, a corporator of the Dana Hall School and chairman emeritus of the Massachusetts Housing Investment Corporation. Mr. Spina holds a B.S. degree from the College of the Holy Cross and an M.B.A. from Harvard University. He was an officer in the United States Navy from 1964 to 1969 serving a tour of duty in Vietnam.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2004

Class II

DAVID P. GRUBER	Director since 1997

        Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, age 61, joined Wyman-Gordon in 1991 and retired in 1999. He is a Distinguished Life Member of the Materials Information Society (ASM), chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee and a member of the board of directors of Novelos Therapeutics Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000

        Wallace Brett Donham Professor of Business Administration at Harvard University. Dr. Hill, age 46, is unit head, Organizational Behavior Unit, and faculty chair, Leadership Initiative. She is a member of the board of directors of Cooper Industries, the boards of trustees of The Rockefeller Foundation, Bryn Mawr College and the Children’s Museum, Boston, and the board of overseers of the Beth Israel Deaconess Medical Center. Dr. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993

        Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc. Dr. LaMantia, age 63, is a member of the advisory board of IntellectExchange, the Carroll School of Management of Boston College and WGBH Public Broadcasting and is a member of the corporation of the Woods Hole Oceanographic Institution. Dr. LaMantia received B.A., B.S., M.S. and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He served on active duty as an officer in the United States Navy.

ALFRED POE	Director since 1994

        Private Investor pursuing startups in the functional food business. Mr. Poe, age 54, was chief executive officer of MenuDirect Corporation, a direct home delivery prepared food service from 1997 to 1999. From 1991 to 1996 he was a corporate vice president of Campbell Soup Company and president of the Meal Enhancement Group. He is a member of the board of directors of Primary PDC, Inc. (formerly Polaroid Corporation), B&G Foods, Inc. and the Executive Leadership Council. Mr. Poe holds a B.S. degree from Polytechnic Institute of Brooklyn and an M.B.A. from the Harvard Graduate School of Business.

ROBERT E. WEISSMAN	Director since 1989

        Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe. Mr. Weissman, age 62, was formerly the Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries. He is a director of Pitney Bowes, Inc. and Cognizant Technology Solutions Corp. and a member of the advisory board of Broadview Capital. He serves on the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration from Babson College.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

Class III

TENLEY E. ALBRIGHT, M.D.	Director since 1993

        Physician and surgeon. Dr. Albright, age 67, is Chairman of Western Resources, Inc., a real estate holding company. Dr. Albright’s concentration in medicine and health services stems from her specialty of general surgery over 23 years. She is a faculty member and lecturer at Harvard Medical School and is on the surgical staff of New England Baptist Hospital. Dr. Albright is consultant to and formerly chairman of the Board of Regents of the National Library of Medicine at National Institutes of Health. She is a director of West Pharmaceutical Services, Inc. and the Whitehead Institute for Biomedical Research and a member of the corporation of Woods Hole Oceanographic Institution. Dr. Albright graduated from Harvard Medical School after attending Radcliffe College.

NADER F. DAREHSHORI	Director since 1990

        Retired Chairman, President and Chief Executive Officer of Houghton Mifflin Company, publisher. Mr. Darehshori, age 66, is a director of CGU Insurance Group and chairman of the Boston Public Library Foundation. He is a trustee of Wellesley College and the Dana-Farber Cancer Institute. Mr. Darehshori received a B.A. degree from the University of Wisconsin.

RONALD E. LOGUE	Director since 2000

        President and Chief Operating Officer of State Street since December 2001. He was elected Vice Chairman in 1999 and Chief Operating Officer in May 2000. Prior to that time, Mr. Logue, age 57, headed State Street’s Global Investor Services Group. He is responsible for managing global operations and oversight of State Street’s services for institutional investors worldwide comprising its investment servicing business which includes custody, fund accounting, risk management, investment operations outsourcing and trading services, securities finance and research and analytics. Mr. Logue joined State Street in 1990 as head of the Mutual Fund Custody Division. Mr. Logue is a director of the Metropolitan Boston Housing Partnership. He received B.S. and M.B.A. degrees from Boston College.

GREGORY L. SUMME	Director since 2001

        Chairman, Chief Executive Officer and President of PerkinElmer, Inc., a global technology company focused in the businesses of life and analytical sciences, optoelectronics and fluid sciences. Prior to joining PerkinElmer in 1998, Mr. Summe, age 46, was with AlliedSignal, serving successively as the president of general aviation avionics, aerospace engines and the automotive products group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. Mr. Summe is a trustee of the Fessenden School and a member of the Singapore-US Business Council. He holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati and an M.B.A. from the Wharton School of the University of Pennsylvania.

DIANA CHAPMAN WALSH	Director since 1997

        President of Wellesley College. Prior to becoming President of Wellesley College, Dr. Walsh, age 58, was Professor and Chairman, Department of Health and Social Behavior, at the Harvard School of Public Health. She is the chair of the board of directors of the Consortium on Financing Higher Education and is a trustee of Amherst College. Dr. Walsh received a B.A. degree from Wellesley College, M.S. and Ph.D. degrees from Boston University and Doctor of Humane Letters, honorus causa, from Boston University and Deree College, American College of Greece.

BENEFICIAL OWNERSHIP OF SHARES

Management

        The table below sets forth the number of shares of Common Stock of State Street beneficially owned (as determined under the rules of the Securities and Exchange Commission) by each director, the chairman and chief executive officer and the four other most highly compensated executive officers and the group consisting of those persons and other executive officers as of the close of business on February 1, 2003 based on information furnished by each person. None of the individuals owned beneficially as much as 1% of the outstanding shares of Common Stock. The group in the aggregate beneficially owned 1.355% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership
Tenley E. Albright, M.D.	50,347	(1)(7)
Maureen Scannell Bateman	185,742	(2)
I. MacAllister Booth	30,451	(3)(7)
Truman S. Casner	41,143	(4)(7)
Nader F. Darehshori	21,537	(7)
Arthur L. Goldstein	17,136	(7)
David P. Gruber	17,722	(7)
Timothy B. Harbert	437,057	(2)(7)
Linda A. Hill	4,685	(7)
Charles R. LaMantia	24,634	(5)(7)
Ronald E. Logue	556,112	(2)(7)
Dennis J. Picard	33,220	(7)
Alfred Poe	20,272	(7)
Richard P. Sergel	7,629	(7)
Ronald L. Skates	3,534	(7)
David A. Spina	2,467,296	(2)(6)
Gregory L. Summe	3,942	(7)
John R. Towers	389,310	(2)(7)
Diana Chapman Walsh	11,964	(7)
Robert E. Weissman	39,728	(7)
All of the above and other executive officers as a group (23 persons)	4,506,941	(2)(7)

_________________

(1)

Includes 13,917 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 8,550 shares owned by a family member with respect to all of which shares she disclaims beneficial ownership.

(2)

Includes shares which may be acquired within 60 days through the exercise of stock options as follows: Ms. Bateman, 176,268; Mr. Harbert, 233,772; Mr. Logue, 452,535; Mr. Spina, 1,460,934; Mr. Towers, 372,601, and the group, 2,796,577.

(3)	Includes 3,200 shares held in trust for the benefit of family members with respect to which shares Mr. Booth disclaims beneficial ownership.
(4)	Includes 8,000 shares as to which Mr. Casner has sole investment power and shared voting power.
(5)	Includes 4,000 shares as to which Mr. LaMantia has shared voting power and investment power.

(6)	Includes 84,000 shares owned by members of Mr. Spina's family with respect to which shares he disclaims beneficial ownership.
(7)

Includes shares held in deferred stock accounts as follows: Dr. Albright, 8,396; Mr. Booth, 9,723; Mr. Casner, 9,615; Mr. Darehshori, 9,615; Mr. Goldstein, 7,332; Mr. Gruber, 7,437; Mr. Harbert, 184,004; Dr. Hill, 2,601; Dr. LaMantia, 8,396; Mr. Logue, 37,750; Mr. Picard, 9,208; Mr. Poe, 7,908; Mr. Sergel, 6,847; Mr. Skates, 922; Mr. Summe, 3,127; Mr. Towers, 3,524; Dr. Walsh, 5,623; Mr. Weissman, 13,920, and the group, 335,948.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee of the Board of Directors (the "Committee") furnishes the following report on Executive Compensation.

Policy

        State Street combines information technology with financial expertise to provide sophisticated investors with an integrated range of products and services spanning the investment cycle. Our goal is to be the leading company serving sophisticated investors worldwide. The executive compensation program, by providing competitive pay and aligning executive compensation with our business strategy, is designed to attract and retain superior executives, to focus these individuals on achieving State Street's objectives, and to reward executives for meeting specific short-term and long-term performance targets. The executive compensation program places emphasis on challenging performance goals, business growth, and sustainable real growth in earnings per share. By including stock-based compensation plans as a major part of the compensation strategy, we link closely the goals of stockholders and executives. Thirty-six executives participated in the executive compensation program in 2002. The Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Vice-Chairman and the Executive Vice Presidents were considered executives for this purpose.

        The principles of the executive compensation strategy are applied throughout State Street. Because executives have the greatest opportunity to influence long-term performance, a greater proportion of their compensation is linked to the achievement of long-term strategic and financial goals. Other individuals who manage business units or have corporate functional or staff responsibilities have a significant opportunity to influence State Street's results, and a sizable portion of their compensation is related to the achievement of financial goals of both the respective business unit and State Street as a whole. In addition to executives, officers and managers who make significant contributions participate in the equity incentive programs and in a variety of annual incentive plans.

        The Committee is comprised entirely of non-employee directors, each of whom also qualifies as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering policies that relate to executive compensation, equity incentive programs and other incentive programs. The Committee on an annual basis reviews and evaluates the executive compensation program.

        The Committee met five times in 2002 and provided reports to the Board of Directors about its activities at each of these meetings. In conjunction with its annual review and evaluation of the executive compensation program, the Committee engaged its own independent compensation consultant. The consultant worked for the Committee in reviewing the executive compensation program, in reviewing a reference group of public companies against which State Street’s executive compensation and financial performance was compared and in considering modifications to existing plans. The Committee, with assistance from its independent consultant, validated this group of companies as a reference group against which to compare compensation practices and competitive levels of compensation. This group includes large U.S. bank holding companies and U.S. based financial services companies.

        The Committee believes that State Street's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare stockholder returns. Therefore, the reference companies used for comparative compensation purposes overlap with, but are not identical to, the companies in the S&P Financial Index used for performance comparison under Stockholder Return Performance Presentation in this proxy statement.

        The elements of the executive compensation program currently consist of base salary, annual bonus, performance awards, stock options, deferred stock awards and restricted stock awards. These are integrated components where salary and bonus reflect one-year results, performance awards reflect two-year results, and stock options, deferred stock awards and restricted stock awards reflect long-term stock price appreciation. As a result of its 2002 review, the Committee has determined that the fundamental elements of this compensation plan are appropriate for a program that is intended to support State Street's business strategy, provide competitive compensation and create value for stockholders. The Committee's policies with respect to each of these elements, including the basis for the compensation reported for 2002 to Mr. Spina, are discussed below.

Base Salaries

        The Committee recommended to the Board of Directors the base salary of Mr. Spina and Mr. Logue, both of whom were members during 2002 of the Board of Directors, and reviewed the salaries of the other executives. Base salaries for executives are determined by subjectively evaluating the responsibilities of the position, the strategic value of the position to State Street and the experience and performance of the individual. No specific formula is used to set base salaries. The Committee has determined, however, that to be competitive it is appropriate for State Street’s executive salary levels to be near the median of the reference group. Annual adjustments, if any, to base salary levels are determined by reviewing market compensation data and subjectively considering the overall scope of each position and its strategic importance, the performance of State Street, an evaluation of the individual’s performance and the length of time since the individual’s last salary adjustment.

        With respect to the base salary granted to Mr. Spina, for 2002, the Committee reviewed all of the factors noted above, including data supplied by the compensation consultant on market levels of pay for the chief executive officer at companies in the reference group and the performance of State Street, specifically earnings per share and return on equity, under the leadership of Mr. Spina. No particular weight was applied to any single factor in making the Committee’s determination. As compared to salaries paid to the chief executive officer position in the reference group, Mr. Spina’s salary was approximately at the median.

Annual Bonuses

        Executives are eligible for annual cash bonuses under the provisions of the Senior Executive Annual Incentive Plan. Each year the Committee assigns to each executive a minimum, target and maximum bonus award opportunity, stated as a percent of salary. The levels of bonus opportunity assigned to each executive are determined by reviewing competitive compensation data supplied by the compensation consultant, the level of responsibility of each executive and the strategic importance of the executive’s position. At its December 2001 meeting, the Committee assigned a range of bonus opportunity for Mr. Spina for 2002 at a minimum award of $0 and a maximum award of $5,000,000. The actual level of bonus earned is based upon achievement of specific, predetermined performance targets established by the Committee. The Committee reviews State Street’s revenue growth, as well as earnings per share growth and return on equity performance. In establishing performance targets for the annual incentive plan, the Committee considers this data along with State Street’s long-term financial goals, the specific financial goals for the following year and the business environment in which State Street is operating. The Committee then establishes the measures that will be used (based on the measures available under the Senior Executive Annual Incentive Plan), the weighting of the measures and the specific performance targets at which various levels of bonus will be earned.

        The 2002 performance targets established by the Committee were based on earnings per share and return on equity. The Committee established a performance/payout schedule which identified various objective earnings per share and return on equity levels at which specific awards would be earned.

        At its meeting in February 2003, the Committee certified that specific performance goals had been achieved and approved a total bonus payment for 2002 of $1,800,000 for Mr. Spina. Bonuses for other participants in the plan receiving bonuses totaled $2,300,000 for the year.

        Federal law and regulations provide that in order to qualify for a tax deduction (See Tax Law at the end of this report), compensation in excess of $1,000,000 to a public corporation’s top executive officers must qualify as performance-based compensation. In order to qualify as exempt performance-based compensation, bonuses must be earned under a plan, the material terms of which have been approved by stockholders. In general, the performance measures under such a plan must be reapproved by stockholders every five years.

Performance Awards/Equity Awards

        Longer term compensation is provided to executives in the form of both performance awards and equity awards under the terms approved in the 1997 Equity Incentive Plan.

        Performance Awards. Performance awards represent a contingent right to a cash payment, based upon the price of State Street’s stock, in the event State Street meets specified performance goals over a specified time period following the grant. Performance awards have been granted to executives once every two years or at the time an individual joined the executive group. Performance award payments, if any, are made every two years.

        The Committee granted performance awards under the 1997 Equity Incentive Plan to the executive group in December 2000. This grant included an award of 145,200 units to Mr. Spina. Additional grants were made to five executives who joined the executive group in September 2001. The Committee established performance targets for the 2001-2002 performance period for these grants, tied to a combination of financial measures, based upon return on equity, earnings per share and total stockholder return. In February 2003, the Committee certified data confirming that 63.36% of performance awards had been earned for the two-year period. The Committee determined that Mr. Spina had earned 63.36% of the awards he had been granted. Based on the average high and low prices of State Street’s common stock during the last ten trading days of 2002, the Committee approved a payment of $3,664,320 to Mr. Spina.

        The Committee granted performance awards totaling 1,204,500 units under the 1997 Equity Incentive Plan to the executive group in December 2002. This grant included an award of 225,200 units to Mr. Spina. All of these grants have a two-year performance period covering the years 2003 and 2004. The Committee established performance targets for the 2003-2004 performance period for these grants, tied to a combination of financial measures, based upon return on equity and earnings per share.

         As soon as practicable after the end of the two-year performance period, ending December 31, 2004, a cash payment will be calculated based upon the number of performance units earned, if any, times the market value of State Street’s common stock at the end of the performance period. In this way, the final cash value of the performance awards relates directly to both corporate financial performance in determining how many units are earned and stock price appreciation in determining the cash value of the units earned.

        Stock Options. Stock options are granted to executives annually, although the Committee has the authority to grant options at any time and has in the past made additional grants in conjunction with new responsibilities assumed by members of the executive group. The Committee selects the executives to receive options and sets the size of option awards based upon subjective factors, including the perceived importance of the executive’s contribution to the success of State Street, similar to the subjective factors considered in setting base salary; a target level of long-term incentive opportunity with respect to the reference group, based upon data supplied by the compensation consultant, and the amount of and annual value of the two-year performance awards which were granted to the respective executive in that year or in the prior year. The exercise price of options is equal to the market price of the shares at the time of the grant. The options have a ten-year life and become exercisable in three equal annual installments starting at the second anniversary of the grant date. Because stock options are granted at market price, the value of the stock options is dependent upon an increase in the price of State Street stock. The Committee views stock option grants as a part of the executive’s annual total compensation package. The amount of stock options outstanding at the time of a new grant or granted in prior years does not serve to increase or decrease the size of the new grant.

        At its meeting in December 2002 the Committee granted Mr. Spina options to purchase 366,700 shares, based upon a review of all of the factors noted above; no particular weight was applied to any single factor in making the Committee’s determination.

        Deferred and Restricted Stock. Deferred and restricted stock awards are used to recruit, motivate and retain high-potential individuals. Typically, deferred and restricted stock awards are made to individuals who are not members of the executive group. However, the Committee may grant deferred and restricted stock to members of the executive group as part of a recruitment package or based upon subjective factors to reward what is considered to be exceptional performance or for retention purposes. Five members of the executive group received deferred stock and three members received restricted stock under the 1997 Equity Incentive Plan in 2002. The awards were made without payment from the recipients.

Tax Law

        Section 162(m) of the Internal Revenue Code generally precludes State Street from taking federal income tax deductions for compensation in excess of $1,000,000 per year for the chief executive officer or any of its four other highest paid executive officers, if those individuals are employed as officers on the last day of the tax year. Generally, however, performance-based compensation that satisfies the requirements of Section 162(m) is not subject to the deduction limit. The Committee reviewed all elements of the executive compensation program against the standards for qualifying for the tax deduction. Stock option and performance awards under the 1997 Equity Incentive Plan and awards under the Senior Executive Annual Incentive Plan have been designed to qualify as performance-based compensation, with the intended result that the deduction of compensation under these plans, including compensation from the exercise of options or from performance awards, would not be affected by the Section 162(m) deduction limits.

        Deferred and restricted stock awards are not intended to qualify for exemption from the Section 162(m) limits.

        In administering the executive compensation program, the Committee will continue to consider whether the deductibility of compensation may be limited under Section 162(m) and, in appropriate cases, may structure such compensation so as to minimize or avoid the effect of those limitations.

Conclusion

        Through the program described above, executive compensation is linked directly to State Street's performance, growth in stockholder value and each executive's contribution to those results. As State Street’s business changes, particularly in light of our global expansion, and with the increasingly competitive and complex business and regulatory environment, the continuing assessment of the compensation structure and goals is required to assure that compensation incentives remain competitive, consistent with stockholder interest, and closely tied to continuing growth in stockholder value.

Submitted by,

Robert E. Weissman, Chair
I. MacAllister Booth
Nader F. Darehshori
Linda A. Hill
Richard P. Sergel
Gregory L. Summe

REPORT OF THE AUDIT COMMITTEE

        The Examining and Audit Committee (the “Audit Committee”) of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, has furnished the following report:

        On behalf of State Street’s Board of Directors, the Audit Committee monitors the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street's financial reports and compliance with laws, regulations and corporate policies.

        Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2002. Ernst & Young LLP, State Street’s independent auditors, issued their unqualified report on State Street’s financial statements.

        The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has conducted a discussion with Ernst & Young LLP relative to its independence. The Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that State Street's audited financial statements for the year ended December 31, 2002 be included in State Street's Annual Report on Form 10-K for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair
Tenley E. Albright, M.D.
I. MacAllister Booth
David P. Gruber

EXECUTIVE COMPENSATION

        The table below shows information concerning the annual and long-term compensation paid by State Street and its subsidiaries, including the Bank, to the chairman and chief executive officer and the four other most highly compensated executive officers of State Street (the "Named Executive Officers") for the periods shown.

Summary Compensation Table

Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)(2)	Long Term Incentive Payouts ($)(3)	All Other Compensation ($)(4)
David A. Spina Chairman and Chief Executive Officer	2002 2001 2000	1,000,037 983,369 821,276	1,800,000 1,687,500(5) 1,168,200	- - -	0 0 0	420,300 400,000 250,800	3,664,320 0 8,385,029	30,001 29,501 24,638
Ronald E. Logue President and Chief Operating Officer	2002 2001 2000	800,004 733,355 644,196	900,000 1,600,000(5) 702,100	- - -	0 1,962,056 0	278,600 257,600 156,400	2,281,343 0 3,957,536	24,000 22,001 19,326
John R. Towers Vice Chairman	2002 2001 2000	605,843 579,175 491,694	750,000 675,000(5) 486,750	- - -	0 0 0	154,700 161,000 88,600	1,292,085 0 3,091,825	18,175 5,100 14,751
Timothy B. Harbert (6) Executive Vice President	2002 2001 2000	625,011 585,273 489,250	627,254 337,500(5) 1,459,400	- - -	1,058,663 879,213 1,507,050	77,400 128,800 54,200	797,476 0 1,113,057	6,000 17,558 5,100
Maureen Scannell Bateman Executive Vice President and General Counsel	2002 2001 2000	500,011 485,011 430,010	300,000 339,750(5) 379,960	- - -	0 0 0	60,800 61,200 56,700	646,043 0 1,545,913	15,000 14,550 12,900
(1)

Dividends are paid on Restricted Stock Awards and dividend equivalents are paid on Deferred Stock Awards. Includes awards to Mr. Harbert of 27,250 shares of deferred stock based on the closing price of State Street’s Common Stock on September 19, 2002. Based on the fair market value of State Street’s Common Stock on December 31, 2002, the aggregate number and value of all restricted and deferred stock holdings on such date were 37,750 shares and $1,472,250 for Mr. Logue, and 184,004 shares and $7,176,156 for Mr. Harbert.

(2)	Reflects a two-for-one stock split effective April 2001.
(3)

Long term incentive payouts reflect performance units earned in accordance with the attainment of performance targets for the 2001-2002 performance period and paid in cash equal to the fair market value of the Common Stock at the end of the performance period.

(4)

Reflects State Street's contributions of $6,000 to the Salary Savings Program and company credits to the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan as follows: Mr. Spina, $24,001; Mr. Logue, $18,000; Mr. Towers, $12,175, and Ms. Bateman, $9,000.

(5)

Includes 2001 cash bonuses in the following amounts: Mr. Spina, $750,000; Mr. Logue, $400,000; Mr. Towers, $300,000; Mr. Harbert, $150,000, and Ms. Bateman, $151,000, and stock options in lieu of cash covering shares in the amounts as follows: Mr. Spina, 53,600 shares; Mr. Logue, 28,600 shares; Mr. Towers, 21,400 shares; Mr. Harbert, 10,700 shares, and Ms. Bateman, 10,800 shares, each at an exercise price of $49.705 per share, exercisable on February 21, 2004, and subject to the condition of continued service with State Street through that date. These stock options were granted in 2002 and therefore appear in the 2002 option grants table below. Mr. Logue also received a separate cash bonus in the amount of $700,000 in 2001.

(6)	Includes bonuses from the Senior Executive Annual Incentive Plan and from the State Street Global Advisors Incentive Plan.

        These tables provide information with respect to option grants to and option exercises by the Named Executive Officers in 2002 and the value of the options held by them as of December 31, 2002.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)(2)
					5%($)	10%($)
David A. Spina	366,700(3) 53,600(4)	5.3% 0.8%	39.950 49.705	12/23/2012 02/21/2012	9,213,096 1,675,494	23,347,793 4,246,030
Ronald E. Logue	250,000(3) 28,600(4)	3.6% 0.4%	39.950 49.705	12/23/2012 02/21/2012	6,281,085 894,013	15,917,503 2,265,605
John R. Towers	133,300(3) 21,400(4)	1.9% 0.3%	39.950 49.705	12/23/2012 02/21/2012	3,349,075 668,947	8,487,213 1,695,243
Timothy B. Harbert	66,700(3) 10,700(4)	1.0% 0.2%	40.220 49.705	12/19/2012 02/21/2012	1,687,119 334,474	4,275,491 847,622
Maureen Scannell Bateman	50,000(3) 10,800(4)	0.7% 0.2%	40.220 49.705	12/19/2012 02/21/2012	1,264,707 337,599	3,205,016 855,543
(1)	No SARs were granted.
(2)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, as set by the Securities and Exchange Commission. The actual value, if any, that the Named Executive Officer may realize from these options will depend on the gain in stock price over the exercise price when the options are exercised.

(3)	Options become exercisable in 33 1/3% installments over a three-year period commencing December 19, 2004.
(4)	Options become exercisable on February 21, 2004.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values
Name	Number of Securities Underlying Options Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (1)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Spina	--	--	1,460,934	770,566	22,400,850	0
Ronald E. Logue	--	--	452,535	502,465	1,430,815	0
John R. Towers	--	--	372,601	301,565	2,982,193	127,813
Timothy B. Harbert	--	--	233,772	181,332	2,744,357	0
Maureen Scannell Bateman	--	--	178,268	128,832	818,892	0
(1)	Reflects a two-for-one stock split effective April, 2001.
(2)	Represents the difference between the closing price of the stock on December 31, 2002 ($39.00) and the exercise price of the stock options.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Shares, Units Or Other Rights (#)	Performance or Other Period Until Maturation or Payout (1)
David A. Spina	225,200	2003 - 2004
Ronald E. Logue	177,800	2003 - 2004
John R. Towers	94,800	2003 - 2004
Timothy B. Harbert	47,400	2003 - 2004
Maureen Scannell Bateman	35,600	2003 - 2004
(1)	The performance awards are earned based on State Street's performance during the performance period. The performance period is two fiscal years, and the last day of the second fiscal year of the performance period is the maturity date. Performance awards to the extent earned are payable at maturity in cash equal to the fair market value of the Common Stock at the end of the performance period. See Summary Compensation Table, LTIP Payouts, for payments under the plan for the performance period 2001-2002.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        The graph presented below compares the cumulative total stockholder return on State Street's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Financial Index for the five fiscal years which commenced January 1, 1998 and ended December 31, 2002. The cumulative total stockholder return assumes the investment of $100 in State Street's Common Stock and in each index on December 31, 1997 and assumes reinvestment of dividends. The S&P Financial Index is a publicly available measure of 81 of the Standard & Poor's 500 companies, representing 29 banking companies, 25 insurance companies, 23 diversified financial services companies and 4 real estate companies.

	1997	1998	1999	2000	2001	2002
State Street Corporation	$100	$121	$128	$218	$185	$140
S&P 500 Index	100	129	156	141	125	97
S&P Financial Index	100	111	116	146	132	113

RETIREMENT BENEFITS

            Since January 1, 1990, the principal benefit formula under State Street's defined benefit plan (the "Retirement Plan") has been a cash balance formula. Under the cash balance formula, each participant has an account that is increased annually by interest at a specified rate and a contribution credit equal to a percentage of the participant's base salary for the calendar year. The contribution credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Prior to 2001 eligible compensation consisted of base salary. Effective January 1, 2001, eligible compensation also includes overtime, bonuses and commissions. In the case of participants with benefits accrued prior to January 1, 1990, the cash balance account included an opening balance equal to the then present value of the participant’s accrued benefit. In general, participants who were employees on December 31, 1989 will receive the greater of their account balance or the benefit derived from a "grandfathered" formula if they retire from the plan. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

        Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five?year vesting provision, and participants who are vested will receive their account balances or equivalent annuities if they leave the employ of State Street or the Bank before retirement.

        In order to comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. State Street has adopted a supplemental retirement plan, as amended (the "1987 Supplemental Plan") to supplement the benefits under the Retirement Plan by payment of additional retirement benefits out of general funds of State Street. Each of the Named Executive Officers is included in the 1987 Supplemental Plan.

        State Street has also adopted a supplemental defined benefit pension plan (the "1995 Supplemental Plan") to provide certain key employees with retirement benefits and encourage the continued employment of such employees with State Street. In general, the 1995 Supplemental Plan provides for the payment of an annual benefit upon retirement at age 65 (or a reduced amount in the event of retirement at or after the age of 55 but prior to the age of 65), calculated as a straight life annuity, equal to 50% of such participant's final average earnings (highest average of any 5 consecutive years' earnings, as defined therein, during the last 10 years of employment) less annual benefits paid to such participant from the Retirement Plan, the 1987 Supplemental Plan and other retirement income payable to such participant under other pension plans of State Street or former employers of the participant. These benefits are subject to forfeiture in the event that the participant's employment with State Street terminates for any reason prior to reaching age 55 or completing 10 full years of employment with State Street. In addition, such benefits terminate if the participant engages in certain competitive activities within two years of termination. For certain participants, the 1995 Supplemental Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions of the 1995 Supplemental Plan. Each of the Named Executive Officers participates in the 1995 Supplemental Plan. Under an agreement dated December 8, 1997, Ms. Bateman is entitled to receive additional supplementary pension benefits calculated consistent with the 1995 Supplemental Plan but with an earnings replacement percentage of 25% after five years of service, with an additional 5% for each additional year of service up to ten, after which Ms. Bateman would be covered by the regular 1995 Supplemental Plan formula.

        As of December 31, 2002, the credited years of service for each of the Named Executive Officers were as follows: Mr. Spina, 29; Mr. Logue, 11; Mr. Harbert, 14; Mr. Towers, 18, and Ms. Bateman, 4. Current

compensation covered by these retirement arrangements as of December 31, 2002 for each of these Named Executive Officers was as follows: Mr. Spina, $2,500,032; Mr. Logue, $1,600,000; Mr. Towers, $1,185,000; Mr. Harbert, $925,008, and Ms. Bateman, $801,600.

        The estimated annual aggregate benefits (which are not subject to a deduction for Social Security), expressed as a single life annuity, payable upon normal retirement to the Named Executive Officers assuming each continues to be employed by State Street until age 65 at his or her annual base salary and cash incentive compensation at December 31, 2002 are as follows: Mr. Spina, $1,250,016; Mr. Logue, $800,000; Mr. Towers, $592,500; Mr. Harbert, $462,504, and Ms. Bateman, $400,800.

Termination of Employment and Change of Control Arrangements

        State Street has employment agreements with Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman which become operative following a change of control of State Street, as defined in the employment agreements. The employment agreements continue in effect while these executive officers are employed by State Street and remain in effect for a period of two years after a change of control. If the employment of any of these executive officers were to be terminated involuntarily, other than for cause or by reason of disability, following a change of control, the Named Executive Officer would become entitled to various benefits under the employment agreement, including payment of three times the executive officer's base salary and bonus. A termination by the executive officer for good reason, as defined in the agreement, following a change of control also results in entitlement to these benefits. The agreements provide that voluntary termination within a thirty-day window period following a specified number of months after a change of control will be treated for these purposes as a termination for good reason. If the executive officers each had been terminated in a qualifying termination on December 31, 2002 they would have been entitled to receive the following amounts as severance pay: Mr. Spina, $7,500,096; Mr. Logue, $4,800,000; Mr. Towers, $3,630,024; Mr. Harbert, $2,775,024, and Ms. Bateman, $2,412,024. The employment agreements also entitle the executive officers to additional gross-up payments to make up for taxes that may be imposed under the change-of-control payment excise tax provisions of the Internal Revenue Code. Each of the outstanding agreements pursuant to which stock options and performance awards were granted to Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman by State Street also contains provisions for acceleration of vesting of stock options and payment of performance awards following a change of control.

        State Street has an Executive Compensation Trust (the "Trust") to provide a source for payments required to be made to participants, including Messrs. Spina, Logue, Towers, Harbert and Ms. Bateman under the 1987 Supplemental Plan and the 1995 Supplemental Plan. At December 31, 2002, the Trust had assets in the amount of $23,452,667. The Trust is revocable until a change of control occurs, at which time it becomes irrevocable.

        A change of control is defined in the agreements to include the acquisition of 25% or more of State Street's then outstanding stock or other change of control as determined by regulatory authorities, a significant change in the composition of the Board of Directors, a merger or consolidation by State Street or the sale of substantially all of State Street's assets without certain approvals of the Board of Directors.

STOCKHOLDER PROPOSAL

(Item 2 on your proxy card)

        Patrick Jorstad, of 6300 Stevenson Avenue, #413, Alexandria, Virginia 22304, owner of 219 whole shares of Common Stock as of February 28, 2003, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

Shareholder Proposal for 2003 Annual Meeting of
Stockholders of State Street Corporation

Pursuant to the provisions of the Massachusetts General Laws, chapter 156B, section 50A(b)(i), the shareholders of State Street Corporation elect to exempt the Corporation’s Board of Directors from the provisions of section 50A(a), and to organize the Corporation’s Board of Directors instead in accordance with the provisions of chapter 156B, section 50.

Supporting Statement

The structural change advocated by this proposal is intended to restore a number of powers that State Street shareholders traditionally enjoyed prior to the Massachusetts Legislature’s enactment of section 50A in 1990. The application of that new section stripped State Street shareholders of the right to set the number of directorships, curtailed the ability of the shareholders to remove directors, and stripped the shareholders of the right to fill vacancies in directorships when they occurred.

The ability to set the size and composition of the Board of Directors is a fundamental mechanism by which shareholders of publicly-traded corporations are able to protect their investment, manifest their will, and ensure that the Board of Directors is responsive to that will.

In the opinion of the proponent, the current structure lends itself to interlocking board relationships, lack of independence, lack of appropriate oversight over the Corporation’s executive management, lack of disclosure to the shareholders, and lucrative self-dealing transactions among the directors. Because most of the current directors were first appointed to the Board by their colleagues between annual meetings – rather than first nominated and submitted to the shareholders at an annual meeting via the proxy process – they are more beholden to each other than to the shareholders, in the proponent’s opinion.

Perhaps realizing that the enactment of section 50A constituted such a dramatic departure from traditional shareholder rights under American common law, the Massachusetts Legislature included a provision permitting shareholders of publicly-traded Massachusetts corporations to opt to return to the previous organizational structure. That is precisely what this proposal seeks to do.

The proponent urges institutional shareholders to consult with legal counsel to gain a complete understanding of just how peculiar section 50A is, when compared to other states’ corporate statutes. The proponent also urges all State Street shareholders – whether institutional or individual – to contact him with any questions concerning the legislative history of the enactment of section 50A.

Notably, Massachusetts Corporation Law and Practice, Southgate & Glazer – compiled by attorneys at Ropes & Gray, the Corporation’s external counsel, states that under section 50A “...the number of directors may be fixed only by the board, directors may be removed by stockholders only for cause, and any vacancies resulting from an increase in the number of directors or otherwise may be filled only by directors then in office.” Southgate & Glazer also notes that “Section 50A has not yet been tested in the courts.”

For more information on this proposal in particular, and on corporate governance issues in general, State Street shareholders are urged to visit the following websites:

http://www.shareholdersonline.com

http://www.thecorporatelibrary.com

http://www.calpers-governance.org

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board believes that the organization of the Board of Directors under Section 50A of the Massachusetts corporate law, in place for the last 13 years, has helped preserve a long-term focus by our directors for the benefit of our stockholders. The Board does not believe that Section 50A causes the interests of the Board to diverge from those of stockholders or interferes with the responsiveness of the Board to the stockholders. In the Board’s view, the protections embodied in Section 50A promote continuity and a reasonable sense of stability and contribute to the Board’s ability to successfully recruit directors from among the most qualified candidates. State Street’s long-term performance supports this view.

        The proponent’s suggestion that Section 50A lends itself to a “lack of independence” among members of the Board is not consistent with the facts. The State Street Board is currently composed of 17 directors, 15 of whom are non-employee directors. State Street is actively implementing the corporate governance initiatives under the Sarbanes-Oxley Act of 2002, the related SEC rules and the proposed listing standards of the New York Stock Exchange, and our procedures are already comparable with the proposed listing standards in many respects (for example, our audit, compensation and nominating committees are each presently composed entirely of outside, non-employee directors). The Board and the committees of the Board will be subject to the strict independence requirements of these new rules, thereby strengthening the company’s governance and director independence standards already in place. Our corporate governance documents, including our corporate governance guidelines, committee charters and codes of ethics for our directors, our employees and our financial officers, will be available on our website for stockholders to review.

        The Board’s Nominating Committee has been diligent in recruiting director-nominees who represent diversity and substantial achievement in their personal and professional backgrounds. Similarly, the Board does not believe its ability to appoint directors to fill vacancies contributes to a lack of accountability to stockholders, as no director can continue to serve without facing regular stockholder elections. For the last five years, State Street directors elected at each of the annual meetings of stockholders have received an affirmative vote of not less than 98.2% of the shares voting at that particular time.

        The Board believes that the organization of the Board under Section 50A and its current By-Laws is consistent with promoting the continuity of leadership, a focus on long-term strategic goals and the alignment of the Board’s interests with those of stockholders that has benefited State Street and its stockholders.

The Board of Directors unanimously recommends that you vote
AGAINST
this stockholder proposal. (Item 2 on your proxy card)

RELATIONSHIP WITH INDEPENDENT AUDITORS

          The Board of Directors, upon the recommendation of the Examining and Audit Committee, has selected Ernst & Young LLP as independent auditors for State Street for the year ending December 31, 2003. Ernst & Young LLP acted as independent auditors for State Street for the year ended December 31, 2002. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

            Fees to State Street and its subsidiaries for professional services rendered by Ernst & Young LLP during 2002 were as follows: Audit Fees: $2.5 million; Audit-Related Fees: $0.7 million; Tax Fees: $4.7 million, and All Other Fees: $0.1 million. Corresponding fees for services rendered in 2001 were as follows: Audit Fees: $2.0 million; Audit-Related Fees: $0.7 million; Tax Fees: $3.5 million, and All Other Fees: $0.7 million. Services under the caption Audit-Related Fees consisted principally of internal control reviews, employee benefit plan and non-statutory audits. Services under the caption Tax Fees consisted principally of expatriate and corporate tax services. Services under the caption All Other Fees consisted principally of various compliance-related services. In 2002 and 2001 there were no fees billed by Ernst & Young LLP to State Street for Financial Information Systems Design and Implementation Services. In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process which has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young LLP in such circumstances are not included in the totals provided above.

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

        Stockholders who wish to present proposals for inclusion in State Street's proxy materials for the 2004 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street's By-Laws. To be eligible, the stockholder proposals must be received by the Secretary of State Street on or before November 10, 2003.

        Under State Street's current By-Laws, proposals of business and nominations for directors other than those to be included in State Street's proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-Laws. Except as noted below, to be timely a notice with respect to the 2004 Annual Meeting must be delivered to the Secretary of State Street no earlier than January 17, 2004 and no later than February 17, 2004 unless the date of the 2004 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2003 Annual Meeting in which event the By-Laws provide different notice requirements. In the event the Board of Directors nominates a New Nominee (as defined in the By-Laws) a stockholder's notice shall be considered timely if delivered not later than the 10th day following the date on which public announcement (as defined in the By-Laws) is first made of the election or nomination of such New Nominee. Any proposal of business or nomination should be mailed to: Secretary, State Street Corporation, 225 Franklin Street, Boston, Massachusetts 02110.

OTHER MATTERS

        The Board of Directors does not know of any other matters that may be presented for action at the meeting, except that management has been informed that stockholders intend to submit a proposal to amend the By-Laws of the Corporation in general to specify the membership of the Audit Committee, to require the Audit Committee to certify the completeness and integrity of annual and quarterly reports, and to require the directors to select auditors who are unaffiliated with business entities that provide services, including consulting services, to the Corporation; to require the directors to provide disclosure to stockholders of any interested and self-dealing transactions between the Corporation and any director; and to prohibit two or more directors from serving together simultaneously on the board of any other corporation and to exclude the candidacy for director of a person who has served on the board of another corporation with a current director during the two preceding years. If the proposal is properly brought before the meeting by the stockholders, the proxy holders intend to use their discretionary authority to vote against the proposal. Should any other business come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

        State Street's Annual Report, including financial statements for the year ended December 31, 2002, is being mailed to you together with this proxy statement.

March 10, 2003

State Street Corporation 225 Franklin Street Boston, MA 02110-2804	SSBCM/PS/03

STATE STREET CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ  08818-8694

STATE STREET CORPORATION

DEAR STOCKHOLDER:

We cordially invite you to attend the 2003 Annual Meeting of Stockholders of State Street Corporation. The meeting will be held in the Enterprise Room at 225 Franklin Street, Boston, Massachusetts, on Wednesday, April 16, 2003, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

David A. Spina
Chairman and Chief Executive Officer

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport (for details, see ‘Meeting Admission’ in the Notice of 2003 Annual Meeting of Stockholders). Public parking is no longer available at State Street’s headquarters. Public parking facilities available nearby include the Garage at Post Office Square (entrance on Pearl Street opposite Le Meridien Hotel) and the Garage at 150/160 Federal Street (entrance on High Street opposite 99 High Street).

DETACH HERE

STATE STREET CORPORATION

Annual Meeting of Stockholders - April 16, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Elizabeth L. Corse, Evalyn Lipton Fishbein and S. Kelley MacDonald or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of State Street Corporation to be held at 225 Franklin Street, Boston, Massachusetts 02110 on April 16, 2003 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors' recommendations just sign and date the other side; no boxes need to be checked.

Nominees for Class I Director whose term expires in 2006: T. Casner, A. Goldstein, R. Sergel, R. Skates, D. Spina

PLEASE MARK, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy on the reverse side exactly as your name(s) appear(s) on the books of State Street Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
___________________________________________ ___________________________________________ ___________________________________________	___________________________________________ ___________________________________________ ___________________________________________

DETACH HERE

PLEASE MARK VOTES AS IN THIS EXAMPLE	The Board of Directors recommends a vote FOR the five nominees.
STATE STREET CORPORATION	1.	Election of Five Directors. (see reverse side for list of nominees)
		For all Nominees	Withhold
The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the five nominees and AGAINST Item 2.		______________________ (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.)
Mark box at right if address change or comment has been noted on the reverse side of this card.
	The Board of Directors recommends a vote AGAINST Item 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. Please be sure to sign and date this Proxy.	2.	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).	FOR	AGAINST	ABSTAIN

Stockholder signs here: ___________________________ Date:____________	Co-owner signs here: ______________________________ Date:______________

STATE STREET CORPORATION

Annual Meeting of Stockholders -- April 16, 2003

YOUR CONTROL NUMBER

Dear State Street Corporation Salary Savings Program Participant:

The Annual Meeting of Stockholders of State Street Corporation will be held on April 16, 2003. Enclosed is the 2002 Annual Report, Notice of 2003 Annual Meeting of Stockholders and the Proxy Statement containing information about the proposals to be voted on by stockholders at the meeting.

As a Plan participant, you may direct the Trustee on how to vote your allocated share of State Street Corporation stock held in the Salary Savings Program. If you do not provide instructions to the Trustee, the Trustee will vote your allocated share as directed by the Corporation.

Please vote on the Internet or by telephone by following the instructions below, or place an X in the appropriate boxes on the reverse side of this Voting Instruction Form, sign and date the Form, and return it as soon as possible in the enclosed postage paid envelope. Regardless of what method you use to direct the Trustee (on the Internet, by telephone or by Voting Instruction Form), the Trustee must receive your voting direction no later than Friday, April 11, 2003 for your voting direction to be followed. You may not provide your voting direction at the Annual Meeting; you must direct your vote in advance to the Trustee. Your vote will be held in confidence by the Trustee.

Because your voice is important, you are strongly encouraged to direct the Trustee on how to vote your allocated share. Your vote will contribute toward the future of our Corporation. If you have any questions, please call HR&OP Customer Service at 617-985-8040, or, internally at ext. 5-8040, or e-mail to “HR&OP-Customer-Service.”

Sincerely,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

VOTE BY INTERNET
https://www.proxyvotenow.com/stb

Have this form available when you visit the secure voting site. Enter your control number and follow the simple instructions. You may elect to receive an e-mail confirmation of your vote.

VOTE BY TELEPHONE
1-866-252-6948

Call toll-free on a touch-tone phone, 24 hours a day, seven days a week. Have this form available when you call, then enter your control number and follow the simple instructions.

VOTE BY MAIL

Mark, date and sign the Voting Instruction Form on the reverse side, and mail it promptly in the postage- paid envelope. Do not return the Form if you vote on the Internet or by telephone.

If you do not wish to vote on the Internet or by telephone, continue to the reverse side of this Form.
Do not return the Form if you vote on the Internet or by telephone.

Please fold this completed Form and mail it in its entirety to the Trustee in the envelope provided.

STATE STREET CORPORATION
Annual Meeting of Stockholders -- April 16, 2003

DIRECTION TO THE TRUSTEE

        As a participant in the Salary Savings Program, I hereby direct State Street Bank and Trust Company, as Trustee, to vote at the Annual Meeting of Stockholders to be held on April 16, 2003, and any adjournments thereof, my allocated share of State Street Corporation stock held in the Salary Savings Program, as follows.

        Each of the matters to come before the meeting is fully described in the Notice of and Proxy Statement for the meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU GRANT AUTHORITY FOR THE ELECTION OF THE FIVE NOMINEES AND THAT YOU VOTE AGAINST ITEM 2. THE SHARES REPRESENTED BY THIS DIRECTION WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE TRUSTEE SHALL VOTE YOUR ALLOCATED SHARE OF STATE STREET CORPORATION STOCK HELD IN THE SALARY SAVINGS PROGRAM AS DIRECTED BY THE CORPORATION.

Unless you have voted on the Internet or by telephone, please vote, sign, date and return this Voting Instruction Form promptly, using the enclosed postage-paid envelope.

Please mark your vote as indicated in this example.

Nominees for Class I Director whose terms expire in 2006:
(01) T. Casner, (02) A. Goldstein, (03) R. Sergel, (04) R. Skates, (05) D. Spina

The Board of Directors recommends a vote FOR the five nominees.					The Board of Directors recommends a vote AGAINST Item 2.
Item 1-	Election of Five Directors (See above for list of nominees)	For all Nominees	Withhold	For all Except	Item 2-	To vote on a stockholder proposal to exempt the Board of Directors from Massachusetts General Laws, Chapter 156B, Section 50A(a).	FOR	AGAINST	ABSTAIN

INSTRUCTION: If you do not wish your shares voted "FOR" one or more of the nominees, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s) listed above. Your shares will be voted for the remaining nominee(s).
Dated: ____________________________, 2003
In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or any other adjournments thereof.

___________________________________________
Participant
NOTE:  Please sign exactly as your name appears hereon.

THIS DIRECTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.